Filed pursuant to Rule 433
Registration No. 333-135504

$350,000,000 5.50% SENIOR NOTES DUE OCTOBER 1, 2012

Issuer:	ERP Operating Limited Partnership
Coupon:	5.50%
Maturity:	October 1, 2012
Trade Date:	May 30, 2007
Settlement Date:	June 4, 2007
Par Amount:	$350,000,000
Expected Ratings:	Baa1/A-/A- (stable, stable, stable)
Benchmark Treasury:	4.50% due April 30, 2012
Benchmark Treasury Yield:	4.835%
Benchmark Treasury Price:	$98-17+
Reoffer Spread:	0.78% (+78 basis points)
Yield to Maturity:	5.615%
Public Offering Price:	99.474%
All-in Price to Issuer:	98.874%
Net Proceeds:	$346,059,000
Interest Payment Dates:	January 15 and July 15, commencing January 15, 2008
Day Count:	30/360
Make Whole:	15 basis points
Redemption Provision:

Issuer may redeem at any time, in whole or, from time to time, in part, at a redemption price equal to the sum of (i) the principal amount being redeemed plus accrued interest thereon to the redemption date and (ii) the Make-Whole Amount (as defined in the Prospectus), if any.

CUSIP:	26884A AW3

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, you can request the prospectus by calling toll-free in the United States Banc of America Securities LLC at 1-800-294-1322 or Deutsche Bank Securities Inc. at 1-800-503-4611 or calling J.P. Morgan Securities Inc. collect at 1-212-834-4533.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED.  SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

$650,000,000 5.75% SENIOR NOTES DUE JUNE 15, 2017

Issuer:	ERP Operating Limited Partnership
Coupon:	5.75%
Maturity:	June 15, 2017
Trade Date:	May 30, 2007
Settlement Date:	June 4, 2007
Par Amount:	$650,000,000
Expected Ratings:	Baa1/A-/A- (stable, stable, stable)
Benchmark Treasury:	4.50% due May 15, 2017
Benchmark Treasury Yield:	4.874%
Benchmark Treasury Price:	$97-02+
Reoffer Spread:	0.98% (+98 basis points)
Yield to Maturity:	5.854%
Public Offering Price:	99.211%
All-in Price to Issuer:	98.561%
Net Proceeds:	$640,646,500
Interest Payment Dates:	January 15 and July 15, commencing January 15, 2008
Day Count:	30/360
Make Whole:	20 basis points
Redemption Provision:

Issuer may redeem at any time, in whole or, from time to time, in part, at a redemption price equal to the sum of (i) the principal amount being redeemed plus accrued interest thereon to the redemption date and (ii) the Make-Whole Amount (as defined in the Prospectus), if any.

CUSIP:	26884A AX1

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, you can request the prospectus by calling toll-free in the United States Banc of America Securities LLC at 1-800-294-1322 or Deutsche Bank Securities Inc. at 1-800-503-4611 or calling J.P. Morgan Securities Inc. collect at 1-212-834-4533.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED.  SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.